Exhibit 5.1

[Letterhead of Dennis J. Broderick]

April 7, 2006

Federated Department Stores, Inc.
7 West Seventh Street
Cincinnati, Ohio  45202

Ladies and Gentlemen:

In my capacity as General Counsel of Federated Department Stores, Inc., a Delaware corporation (the "Company"), I have acted as counsel for the Company in connection with the issuance pursuant to the Federated Department Stores, Inc. Executive Deferred Compensation Plan, as Amended (the "Plan"), of up to 75,000 shares of Common Stock, par value $0.01 per share, of the Company (the "Shares") to be registered under the Securities Act of 1933, as amended, pursuant to a Registration Statement on Form S-8 (the "Registration Statement").

I have examined the Plan and such other documents, records and matters of law as I have deemed necessary for purposes of this opinion.  Based on such examination and on the assumptions set forth below, I am of the opinion that the Shares, when issued and delivered in accordance with the Plan, against payment of the consideration therefor as provided in the Plan and having a value not less than the par value thereof, will be duly authorized, validly issued, fully paid and nonassessable.

In rendering this opinion, I have assumed (i) the authenticity of all documents submitted to me as originals and the conformity to original documents of all documents submitted to me as copies, (ii) that the signatures on all documents examined by me are genuine and that, where any such signature purports to have been made in a corporate, governmental, fiduciary or other capacity, the person who affixed such signature to such document had authority to do so, and (iii) that the statements and certificates described in the following paragraph are accurate in all material respects at the date of this opinion.

I am a member of the bar of the State of Ohio, and have not been admitted to the bar of any other jurisdiction.  In rendering the opinion set forth herein, my examination of matters of law has been limited to the federal laws of the United States of America and the corporation laws of the State of Delaware.  In rendering this opinion, I have relied, as to certain matters of fact, without any independent investigation, inquiry or verification, upon statements or certificates of representatives of the Company and upon statements or certificates of public officials.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

Very truly yours,

/s/ Dennis J. Broderick
Dennis J. Broderick
General Counsel